Exhibit 10.1

Execution copy

CREDIT AGREEMENT

dated as of

December 19, 2005

SPRINT NEXTEL CORPORATION,

NEXTEL COMMUNICATIONS, INC.,

SPRINT CAPITAL CORPORATION

J.P. MORGAN SECURITIES INC.

CITIGROUP GLOBAL MARKETS INC.,

as Joint Bookrunners and Co-Lead Arrangers

CITIBANK, N.A.,

as Syndication Agent

BANK OF AMERICA, N.A.

THE BANK OF TOKYO-MITSUBISHI, LTD. NEW YORK BRANCH,

BARCLAYS CAPITAL, PLC,

THE ROYAL BANK OF SCOTLAND, PLC

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

(i)

(ii)

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Opinion of Special Counsel

(iii)

CREDIT AGREEMENT dated as of December 19, 2005 among SPRINT NEXTEL CORPORATION (“Sprint Nextel”), NEXTEL COMMUNICATIONS, INC. (“NCI”), SPRINT CAPITAL CORPORATION (“Sprint Capital” and each of Sprint Nextel, NCI and Sprint Capital a “Borrower”, and collectively, the “Borrowers”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrowers have requested that the Lenders extend credit, by means of loans and letters of credit, to them in an aggregate amount up to but not exceeding $9,200,000,000 (which amount may, subject to terms and conditions hereunder, be increased to an aggregate amount up to but not exceeding $11,200,000,000) to (i) refinance certain indebtedness and (ii) provide funds for general corporate purposes of the Borrowers, including as a backstop for commercial paper obligations, for reimbursement obligations relating to existing letters of credit and to make investments, acquisitions and capital expenditures. The Lenders are willing to extend such credit upon the terms and conditions of this Agreement and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Adjusted LIBO Rate” means, with respect to any Syndicated Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, the Lenders hereby acknowledge that Nextel Partners is not an affiliate of any of the Borrowers or any of their respective Subsidiaries.

“Applicable Additional Margin” means in the case of Revolving Credit Loans or Letters of Credit, for any day, the applicable rate per annum set forth below under the caption “Applicable Additional Margin” in the definition of “Applicable Rate”.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04 (or Section 9.03(c), to the extent relating to Letters of Credit), the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (b) with respect to any Lender in respect of any indemnity claim under Section 9.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments of all Classes hereunder represented by the aggregate amount of such Lender’s Commitment of all Classes hereunder. If the Commitments hereunder have terminated or expired, the Applicable Percentages shall be determined based upon the percentage of the total Loans represented by the aggregate amount of such Lender’s Loans hereunder.

“Applicable Rate” means (a) in the case of Term Loans, for any day, the applicable rate per annum set forth below under the caption “Base Rate Loans” or “Eurodollar Loans”, as applicable, based upon the applicable Rating set forth below opposite the respective Type of Term Loan:

Rating	Base Rate Loans	Eurodollar Loans
> A+ or A1	0.000%	0.225%
A or A2	0.000%	0.250%
A- or A3	0.000%	0.300%
BBB+ or Baa1	0.000%	0.400%
BBB or Baa2	0.000%	0.525%
< BBB- or Baa3	0.000%	0.750%

and (b) in the case of Revolving Credit Loans, for any day, the applicable rate per annum set forth below under the caption “Base Rate Loans” or “Eurodollar Loans”, as applicable, based upon the applicable Rating set forth below opposite the respective Type of Revolving Credit Loan and, in the case of the Applicable Additional Margin, the applicable rate per annum set forth below under the caption “Applicable Additional Margin”:

Rating	Base Rate Loans	Eurodollar Loans	Applicable Additional Margin
> A+ or A1	0.000%	0.110%	0.075%
A or A2	0.000%	0.125%	0.075%
A- or A3	0.000%	0.165%	0.075%
BBB+ or Baa1	0.000%	0.230%	0.100%
BBB or Baa2	0.000%	0.300%	0.125%
< BBB- or Baa3	0.000%	0.475%	0.125%

For the purposes of this Agreement, (i) any change in the Applicable Rate or (in the case of Revolving Credit Loans only) the Applicable Additional Margin, for any outstanding Loan by reason of a change in the Moody’s Rating or the S&P Rating shall become effective on the date of announcement or publication by the respective rating agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating, (ii) at any time at which the S&P Rating differs from the Moody’s Rating by more than one level, the Applicable Rate and Applicable Additional Margin shall be determined by reference to the level next below that of the higher of the two Ratings and (iii) at any time at which the S&P Rating differs from the Moody’s Rating by one level, the Applicable Rate and Applicable Additional Margin shall be determined by reference to the higher of the two Ratings.

If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate and Applicable Additional Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(i).

“Attributable Indebtedness” means, with respect to any Sale and Leaseback Transaction as at any date of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Representative” means Sprint Nextel, in its capacity as Borrower Representative pursuant to Section 1.05.

“Borrowing” means (a) all Base Rate Loans of the same Class made, converted or continued on the same date or (b) all Syndicated Eurodollar Loans or Competitive Loans of the same Class and Type that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type).

“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and (b) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurodollar Loan, or to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting stock of Sprint Nextel (or other securities convertible into such voting stock) representing 50% or more of the combined voting power of all voting stock of Sprint Nextel, or shall obtain the power (whether or not exercised) to elect a majority of Sprint Nextel’s board of directors; (ii) any Person or two or more Persons (other than members of the board of directors of Sprint Nextel) acting in concert shall succeed in having a sufficient number of its nominees elected to the board of directors of Sprint Nextel such that such nominees, when added to any existing director remaining on the board of directors of Sprint Nextel after such election who is a related person of such Person, shall constitute a majority of the board of directors of Sprint Nextel; or (iii) Sprint Nextel shall cease to maintain beneficial ownership of 100% of the voting stock of Sprint Capital and NCI.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan, Borrowing or Commitment, refers to whether such Loan, the Loans comprising such Borrowing or the Loans that a Lender holding such Commitment is obligated to make, are Revolving Credit Loans, Competitive Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Commitment Utilization Day” means (a) any day on or before the termination of the Revolving Credit Commitments on which the sum of (i) the total of the aggregate principal amount of outstanding Revolving Credit Loans plus (ii) the aggregate principal amount of outstanding Competitive Loans plus (iii) the total LC Exposure equals or exceeds 50% of the total Revolving Credit Commitments and (b) any day following the termination of the Revolving Credit Commitments on which any Revolving Credit Loans are outstanding.

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.05.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrowers for Competitive Bids in accordance with Section 2.05.

“Competitive Loan” means a Loan made pursuant to Section 2.05.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Declining Lender” has the meaning assigned to such term in Section 2.18(c.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“EBITDA” means, for any period, net income (or net loss) (before discontinued operations for such period and exclusive of, without duplication, (x) the income or loss resulting from extraordinary or non-recurring items, (y) the income or loss of any Person accounted for on the equity method and (z) non-cash, one-time charges) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case in accordance with GAAP for such period. Until there shall have elapsed four full fiscal quarters subsequent to the Merger, EBITDA shall be calculated on a pro forma basis as if the Merger had occurred on the first day of the applicable four-quarter period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to any Hazardous Material, including FCC rules concerning human exposure to RF Emissions.

“Environmental Liability” means, for any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or RF Emissions, (c) exposure to any Hazardous Materials or RF Emissions, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or a Syndicated Borrowing, the Adjusted LIBO Rate, or (b) in the case of a Competitive Loan or a Competitive Borrowing, the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Funding Borrower” has the meaning assigned to such term in Section 9.14(d).

“Excess Payments” has the meaning assigned to such term in Section 9.14(d).

“Excluded Subsidiary” means any Subsidiary of a Borrower (other than a Borrower), as to which no holder or holders of any Indebtedness of any of the Borrowers (other than Indebtedness hereunder) shall have the right (upon notice, lapse of time or both), which right shall not have been waived, to declare a default in respect of such Indebtedness, or to cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, by reason of the occurrence of a default with respect to any Indebtedness of such Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and

(c) in the case of a Foreign Lender (other than an assignee pursuant to a request by such Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.16(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing NCI Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of July 15, 2004 among NCI, the restricted companies party thereto, the lenders party thereto and JPMCB, as Administrative Agent and collateral agent.

“FCC” means the Federal Communications Commission or any United States Governmental Authority substituted therefor.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of l%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to each Borrower, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Borrower.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, provided that, to the extent outstanding on the Effective Date and identified in Schedule 6.01, all amounts paid or received by the Borrowers and their Subsidiaries pursuant to a Tower Transaction, whether in the form of sale proceeds, capital lease payments, maintenance charges, prepaid rent or otherwise (and however characterized on a consolidated balance sheet of Sprint Nextel) shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Interest Election Request” means a request by the Borrowers to convert or continue a Syndicated Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date, (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Syndicated Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class, twelve months or a period shorter than one month) thereafter, as the Borrowers may elect, (b) for any Competitive Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Competitive Bid Request and (c) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Syndicated Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing,

(x) if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Revolving Credit Termination Date, such Interest Period shall end on the Revolving Credit Termination Date, and

(y) notwithstanding the foregoing clause (x), except with the consent of each Lender of the applicable Class, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a Eurodollar Loan for such period.

“Issuing Banks” mean (a) JPMorgan Chase Bank, N.A., (b) Citibank, N.A., (c) the other Issuing Banks identified in the schedule set forth in Section 2.04(b) in their capacity as issuers of Letters of Credit hereunder and (d) each other Lender that has been designated by the Borrowers as an “Issuing Bank” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Administrative Agent, and that has executed and delivered such written instrument and agreed to such designation and been approved as an “Issuing Bank” by the Administrative Agent in its reasonable discretion, each in its capacity as an issuer of Letters of Credit hereunder.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means (a) the Persons listed on Schedule 2.01, (b) any Person that shall agree to become a party hereto as an “Assuming Lender” hereunder with a commitment to make Revolving Credit Loans hereunder pursuant to Section 2.08(d) and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of $5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement and any promissory notes evidencing Loans hereunder.

“Loans” means any loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property or condition (financial or otherwise) of Sprint Nextel and its Subsidiaries, taken as a whole, (b) the ability of any of the Borrowers to perform any of their respective obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans or Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers (or of any Subsidiary of any Borrower, other than an Excluded Subsidiary) in an aggregate principal amount exceeding $200,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Merger” means the merger of Nextel Communications, Inc. with and into NCI (formerly, S-N Merger Corp.) on August 12, 2005 pursuant to the Agreement and Plan of Merger dated as of December 15, 2004 by and among Sprint Corporation, Nextel Communications, Inc. and NCI.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means, as of any date of determination thereof, the rating most recently published by Moody’s as the senior implied rating for Sprint Nextel.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NCI” has the meaning assigned to such term in the preamble to this Agreement.

“Nextel Partners” means Nextel Partners, Inc., a Delaware corporation.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Participant” has the meaning assigned to such term in Section 9.04(e)(i).

“Payment in Full Date” has the meaning assigned to such term in Section 9.14(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, landlord’s, lessor’s, materialmen’s, repairmen’s and other Liens imposed by law, arising in the ordinary course of business that (i) secure obligations that are not overdue by more than 60 days or (ii) are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrowers and their Subsidiaries;

(f) subleases of property with respect to which a Borrower or its Subsidiary is the primary lessee, to the extent such subleases arise in the ordinary course of business and do not interfere in any material respect with the business of the Borrowers and their Subsidiaries (taken as a whole); and

(g) precautionary Uniform Commercial Code filings made with respect to equipment or vehicles leased to the Borrowers in the ordinary course of business under operating leases (i.e. leases not giving rise to Capital Lease Obligations);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the bank functioning as Administrative Agent hereunder, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” has the meaning assigned to such term in Section 9.14(d).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.

“Rating” means the Moody’s Rating or the S&P Rating.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Revolving Credit Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class at such time.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Credit Termination Date and (b) the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Sections 2.08 and 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate original amount of the Revolving Credit Commitments is $6,000,000,000.

“Revolving Credit Commitment Increase” has the meaning assigned to such term in Section 2.08(d) of this Agreement.

“Revolving Credit Commitment Increase Date” has the meaning assigned to such term in Section 2.08(d) of this Agreement.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Lender” means (a) a Lender that has a Revolving Credit Commitment set forth opposite its name on Schedule 2.01 and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 9.04.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01(a) that utilizes the Revolving Credit Commitments.

“Revolving Credit Termination Date” means December 19, 2010 (or, if such date is not a Business Day, the next preceding Business Day).

“RF Emissions” means radio frequency emissions governed by FCC rules.

“S&P” means Standard & Poor’s Rating Services, a Division of The McGraw-Hill Companies, Inc.

“S&P Rating” means, as of any date of determination thereof, the rating most recently published by S&P as the consolidated corporate credit rating for Sprint Nextel.

“Sale and Leaseback Transaction” means any transaction or arrangement by any Borrower or any of its Subsidiaries, directly or indirectly, with any Person whereby such Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Significant Subsidiary” means, at any time, each Subsidiary of Sprint Nextel that, as of such time, meets the definition of a “significant subsidiary” under Regulation S-X of the Securities and Exchange Commission, or any successor thereto.

“Special Counsel” means Milbank, Tweed, Hadley & McCloy LLP, in its capacity as special counsel to the Administrative Agent and the Arrangers.

“Spin-Off” means the announced spin-off of Sprint Nextel’s local telecommunications business.

“Spin-Off Subsidiary” means any Subsidiary that pursuant to the Spin-Off ceases to be a Subsidiary or Affiliate of Sprint Nextel.

“Sprint Capital” has the meaning assigned to such term in the preamble to this Agreement.

“Sprint Nextel” has the meaning assigned to such term in the preamble to this Agreement.

“Statutory Reserve Rate” means for the Interest Period for any Syndicated Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. It is understood that unless otherwise noted herein, each reference to “Subsidiary” shall be a reference to a Subsidiary of a Borrower.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether the Class of such Loan or Borrowing is Revolving Credit or Term, as opposed to Competitive.

“Syndication Agent” means Citibank, N.A. in its capacity as syndication agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means a Loan made pursuant to Section 2.01(b).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder. The amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Term Loan Lender shall have assumed its Term Loan Commitment, as applicable. The aggregate original amount of the Term Loan Commitments is $3,200,000,000.

“Term Loan Lenders” means (a) Lenders holding Term Loans as of the Effective Date and (b) thereafter, the Lenders from time to time holding Term Loans, after giving effect to any assignments thereof permitted by Section 9.04.

“Term Loan Maturity Date” means December 19, 2006 (or, if such date is not a Business Day, the next preceding Business Day).

“Total Indebtedness” means, as of any day, all Indebtedness of Sprint Nextel and its Subsidiaries, determined on a consolidated basis without duplication in accordance with GAAP.

“Total Indebtedness Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Indebtedness to (b) EBITDA for the period of four quarters ending on such day.

“Tower Transaction” means a sale, lease or other disposition or transfer of wireless telecommunications towers and the real property and other assets associated with such towers, and the leasing by the Borrowers or any of their Subsidiaries of space on such towers.

“Transactions” means, with respect to the Borrowers, the execution, delivery and performance by the Borrowers of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Adjusted Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“U.S. dollars” or “$” refers to lawful money of the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Competitive Loan”), by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Competitive Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Competitive Borrowing”), by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Competitive Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Appointment of Sprint Nextel as Borrower Representative. For purposes of this Agreement, each Borrower (i) authorizes Sprint Nextel to make such requests, give such notices or furnish such certificates to the Administrative Agent or any Lender as may be required or permitted by this Agreement for the benefit of such Borrower and (ii) authorizes the Administrative Agent to treat such requests, notices, certificates or consents given or made by Sprint Nextel to have been made, given or furnished by the applicable Borrower for purposes of this Agreement. The Administrative Agent and each Lender shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by the Borrower Representative pursuant to the provisions of this Agreement or any other Loan Document as being made or furnished on behalf of, and with the effect of irrevocably binding, such Borrower. Each warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by each Borrower and shall be binding upon and enforceable against each Borrower to the same extent as if the same had been made directly by each Borrower.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Loans exceeding such Lender’s Revolving Credit Commitment or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans. Notwithstanding any other provision of this Agreement, more than one Syndicated Borrowing may be made on the same day.

(b) Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make one or more Term Loans to the Borrowers on the Effective Date in a principal amount not exceeding its Term Loan Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Obligation of Lenders. Each Syndicated Loan of a particular Class shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.05. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.13, (i) each Syndicated Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower Representative may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. At the commencement of each Interest Period for a Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that (i) a Base Rate Borrowing of Loans of any Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class and (ii) a Revolving Credit Base Rate Borrowing may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time.

SECTION 2.03. Requests for Borrowings. To request a Syndicated Borrowing, the Borrower Representative shall notify the Administrative Agent of such request by telephone (a) in the case of a Syndicated Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (except that in the case of a Eurodollar Borrowing on the Effective Date, such notice shall be given not later than 1:00 p.m., New York City time, two Business days before the date of the proposed Borrowing) or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Credit Borrowing or Term Loan Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Syndicated Borrowing is specified, then the requested Borrowing shall (x) in the case of a Revolving Credit Borrowing, be a Base Rate Borrowing and (y) in the case of a Term Loan Borrowing, be a Eurodollar Borrowing having an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Syndicated Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Anything herein to the contrary notwithstanding, the initial Borrowing hereunder shall be a Base Rate Borrowing, except to the extent that this Agreement shall have been duly executed and delivered by each of the parties hereto at least three Business Days prior to the Effective Date and the Borrowers have given timely notice of a Eurodollar Borrowing after such execution and delivery (or, alternatively, the Borrowers shall have executed and delivered to the Administrative Agent a pre-funding letter in form and substance satisfactory to the Administrative Agent pursuant to which the Borrowers have agreed to reimburse the Lenders for any costs of the type described in Section 2.15 in the event that, for any reason, the Effective Date and initial Loans do not occur on the date specified in such pre-funding letter).

SECTION 2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Revolving Credit Loans provided for in Section 2.01(a), the Borrower Representative may request the issuance of Letters of Credit for any Borrower’s or any Subsidiary’s account by any Issuing Bank (or, if agreed to by the respective Issuing Banks, by more than one Issuing Bank under a Letter of Credit providing for several liability of the Issuing Banks issuing such Letter of Credit), in a form reasonably acceptable to the relevant Issuing Bank(s), at any time and from time to time during the Revolving Credit Availability Period. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative on behalf of any Borrower or Subsidiary to, or entered into by the Borrowers or any Subsidiary with, one or more Issuing Banks relating to any Letters of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank(s)) to one or more Issuing Bank(s) selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04), the amount of such Letter of Credit, the identity of the Borrower or Subsidiary for whose account such Letter of Credit is to be issued, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Bank(s), the Borrower Representative also shall submit a letter of credit application on the standard form of such Issuing Bank(s) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of all of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of this Section 2.04) shall not exceed $6,000,000,000 (or if the Revolving Credit Commitments have been increased to a higher amount pursuant to Section 2.08(d), such higher amount), (ii) the sum of the total Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Revolving Credit Commitments and (iii) the aggregate LC Exposure of each Issuing Bank (so determined) shall not exceed the amount that such Issuing Bank has agreed shall be its “Maximum LC Exposure”. Any Issuing Bank listed in the table below hereby agrees that its “Maximum LC Exposure” shall be the amount set forth opposite the name of such Issuing Bank in such table:

Issuing Bank	Maximum LC Exposure
JPMorgan Chase Bank, N.A.	$500,000,000
Citibank, N.A.	$500,000,000
Bank of America, N.A.	$500,000,000
The Bank of Nova Scotia	$500,000,000
Barclays Bank Plc	$500,000,000
Wachovia Bank, National Association	$500,000,000
Société Générale	$500,000,000
Royal Bank of Scotland	$500,000,000

The “Maximum LC Exposure” of any Issuing Bank that becomes such after the date hereof pursuant to a designation by the Borrowers as contemplated in the definition of “Issuing Banks” shall be the amount specified in the written instrument contemplated by said definition. The “Maximum LC Exposure” of any Issuing Bank may be increased at any time pursuant to a written instrument executed and delivered between the Borrowers, such Issuing Bank and the Administrative Agent. In no event shall any Revolving Credit Lender be obligated to increase its Maximum LC Exposure upon an increase of Revolving Credit Commitments pursuant to Section 2.08(d).

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Revolving Credit Termination Date, provided that in the case of any Letter of Credit having a term of longer than 12 months, the respective Issuing Bank(s) may request that such Letter of Credit include customary early termination rights (which shall in any event permit the respective beneficiary thereof to draw the full amount of such Letter of Credit upon receipt of notice of termination from such Issuing Bank(s)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Bank(s), and without any further action on the part of such Issuing Bank(s) or the Lenders, such Issuing Bank(s) hereby grant(s) to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank(s), a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank(s), such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank(s) and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.04, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving

Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (together with interest on the amount of such LC Disbursement for the period from the date of such LC Disbursement to but excluding the date of such reimbursement at a rate per annum equal to the Base Rate plus the Applicable Rate plus for any Commitment Utilization Day, the Applicable Additional Margin) not later than 12:00 noon, New York City time, (i) for any Letter of Credit with a face amount of $20,000,000 or more, on the Business Day that the Borrower Representative receives notice of such LC Disbursement if such notice is received prior to 10:00 a.m., New York City time, or the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time or (ii) for any other Letter of Credit, on the second Business Day immediately following the day that the Borrower Representative receives notice of such LC Disbursement, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Base Rate Borrowing.

If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank(s) under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by such Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s gross negligence or wilful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and decline to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(g) Disbursement Procedures. The Issuing Bank(s) for any Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank(s) shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank(s) have made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank(s) and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank(s) for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Revolving Credit Base Rate Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.04, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank(s), except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.04 to reimburse such Issuing Bank(s) shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower Representative receives notice from the Administrative Agent or the Required Revolving Credit Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrowers shall be required to provide cover for LC Exposure pursuant to Section 2.10(b), the Borrowers shall immediately deposit into a cash collateral account in the name and under the control of the Administrative Agent an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.10(b), the amount required under Section 2.10(b); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement.

(j) Existing Letters of Credit. Pursuant to Section 2.04 of the Existing NCI Credit Agreement, the Issuing Banks have issued various “Letters of Credit” under and as defined in the Existing NCI Credit Agreement. On the Effective Date, subject to the satisfaction of the conditions precedent set forth in Article IV, each of such “Letters of Credit” under the Existing NCI Credit Agreement shall automatically, and without any action on the part of any Person, become a Letter of Credit hereunder (each Borrower hereby assuming the obligations of the “Borrower” under the Existing NCI Credit Agreement in respect of such “Letters of Credit”), and each of the “Issuing Banks” under the Existing NCI Credit Agreement that is an Issuing Bank hereunder hereby unconditionally releases each “Revolving Credit Lender” under the Existing NCI Credit Agreement from any liability under such “Revolving Credit Lender’s” participation under the Existing NCI Credit Agreement in respect of such Letter of Credit.

(k) Issuing Bank Agreements; Quarterly Reports to Lenders. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

Promptly following the end of each fiscal quarter, the Administrative Agent shall furnish to the Lenders information regarding all outstanding Letters of Credit as of the end of such fiscal quarter.

SECTION 2.05. Competitive Bid Procedure.

(a) Requests for Bids by the Borrower. Subject to the terms and conditions set forth herein, from time to time during the Revolving Credit Availability Period, the Borrowers may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Revolving Credit Commitments. To request Competitive Bids, the Borrower Representative shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower Representative may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrowers. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.03:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(iv) the initial Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a).

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Revolving Credit Lenders of the details thereof by telecopy, inviting the Revolving Credit Lenders to submit Competitive Bids.

(b) Making of Bids by Lenders. Each Revolving Credit Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrowers in response to a Competitive Bid Request. Each Competitive Bid by a Revolving Credit Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Revolving Credit Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrowers) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Borrowers by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Revolving Credit Lender that shall have made such Competitive Bid.

(d) Acceptance of Bids by the Borrower Representative. Subject only to the provisions of this paragraph, the Borrower Representative may accept or reject any Competitive Bid. The Borrowers shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower Representative to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrowers shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrowers reject a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrowers shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrowers may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) above, the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Borrowers. A notice given by the Borrowers pursuant to this paragraph shall be irrevocable.

(e) Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Revolving Credit Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower Representative at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.06. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in New York City and designated by the Borrower Representative in the applicable Borrowing Request or Competitive Bid Request; provided that Revolving Credit Base Rate Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the respective Issuing Bank for such Letter of Credit.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections for Syndicated Borrowings.

(a) Elections by Borrowers. Each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Syndicated Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrowers may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section 2.07, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Information in Election Notices. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options for continuations or conversions are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Presumption if No Notice. If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Syndicated Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (x) if a Revolving Credit Borrowing, be converted to a Base Rate Borrowing and (y) if a Term Loan Borrowing, be converted into, or continued as, a Eurodollar Borrowing having an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if the Borrowers shall default in the payment of any principal of or interest on any Loan, or any reimbursement obligation in respect of any LC Disbursement, and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as such default is continuing (i) no outstanding Syndicated Borrowing may be converted to or continued as a Syndicated Eurodollar Borrowing and (ii) unless repaid, each Syndicated Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination, Reduction and Increase of Commitments.

(a) Termination of Commitments. Unless previously terminated, (i) the Revolving Credit Commitments shall terminate at the close of business on the Revolving Credit Termination Date and (ii) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.

(b) Voluntary Termination or Reduction. The Borrowers may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Revolving Credit Commitments.

(c) Notice of Termination or Reduction. The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d) Increase of the Revolving Credit Commitments.

(i) Requests for Revolving Credit Commitment Increase. The Borrowers may, at any time, propose that the Revolving Credit Commitments hereunder be increased (each such proposed increase being a “Revolving Credit Commitment Increase”) by having an existing Revolving Credit Lender agree to increase its then existing Revolving Credit Commitment (each an “Increasing Lender”) and/or by adding as a new Revolving Credit Lender hereunder any Person which shall agree to provide a Revolving Credit Commitment hereunder (each an “Assuming Lender”), in each case with the consent of the Administrative Agent and each Issuing Bank, by notice to the Administrative Agent given by the Borrower Representative specifying the amount of the relevant Commitment Increase, the Lender or Lenders providing for such Revolving Credit Commitment Increase and the date on which such increase is to be effective (the “Revolving Credit Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice; provided that:

(A) the minimum amount of the increase in Revolving Credit Commitments on any Revolving Credit Commitment Increase Date shall be an integral multiple of $100,000,000;

(B) immediately after giving effect to such Revolving Credit Commitment Increase, the Revolving Credit Commitments shall not exceed $8,000,000,000;

(C) no Default shall have occurred and be continuing on such Revolving Credit Commitment Increase Date or shall result from the proposed Revolving Credit Commitment Increase; and

(D) the representations and warranties contained in this Agreement shall be true and correct on and as of the Revolving Credit Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(ii) Effectiveness of Commitment Increase. The Assuming Lender, if any, shall become a Revolving Credit Lender hereunder as of such Revolving Credit Commitment Increase Date and the Revolving Credit Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Revolving Credit Commitment Increase Date; provided that:

(x) the Administrative Agent shall have received on or prior to 1:00 p.m., New York City time, on such Revolving Credit Commitment Increase Date a certificate of a Financial Officer of Sprint Nextel stating that each of the applicable conditions to such Revolving Credit Commitment Increase set forth in this Section 2.08(d) has been satisfied;

(y) with respect to each Assuming Lender, the Administrative Agent shall have received, on or prior to 1:00 p.m., New York City time, on such Revolving Credit Commitment Increase Date, an agreement, in form and substance satisfactory to the Borrowers and the Administrative Agent, pursuant to which such Assuming Lender shall, effective as of such Revolving Credit Commitment Increase Date, undertake a Revolving Credit Commitment, duly executed by such Assuming Lender and the Borrowers and acknowledged by the Administrative Agent; and

(z) each Increasing Lender shall have delivered to the Administrative Agent, on or prior to 1:00 p.m., New York City time, on such Revolving Credit Commitment Increase Date, confirmation in writing satisfactory to the Administrative Agent as to its increased Revolving Credit Commitment, with a copy of such confirmation to the Borrowers.

(iii) Recordation into Register. Upon its receipt of confirmation referred to in clause (ii)(z) above from a Revolving Credit Lender that it is increasing its Revolving Credit Commitment hereunder, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall (A) record the information contained therein in the Register and (B) give prompt notice thereof to Sprint Nextel. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to Sprint Nextel.

(iv) Adjustments of Borrowings upon Effectiveness of Increase. If any Revolving Credit Loans shall be outstanding, the Borrowers will borrow from each of the Increasing Lenders, and the Increasing Lenders shall have made Revolving Credit Loans to the Borrowers (in the case of Revolving Credit Eurodollar Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), and (notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans of any Class held by the Lenders) the Borrowers shall prepay the Revolving Credit Loans held by the other Revolving Credit Lenders (other than the Increasing Lenders) in such amounts as may be necessary, together with any amounts payable under Section 2.15 as a result of such prepayment, so that after giving effect to such Revolving Credit Loans and prepayments, the Revolving Credit Loans (and Interest Period(s) of Revolving Credit Eurodollar Loan(s)) shall be held by the Revolving Credit Lenders pro rata in accordance with the respective amounts of their Revolving Credit Commitments (as modified hereby).

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Revolving Credit Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of such Lender’s Revolving Credit Loans in full on the Revolving Credit Termination Date.

(b) Term Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of the Term Loan Lenders the principal of the Term Loans on the Term Loan Maturity Date.

(c) Competitive Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of the applicable Lender or Lenders that made the Competitive Bid Loans the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

(d) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan held by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) Maintenance of Loan Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan outstanding hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) Effect of Loan Accounts. The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g) Promissory Notes. Any Lender may request that Loans held by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayment. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section 2.10, provided that the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof. It shall not be necessary in connection with the prepayment of any Class of Term Loans that concurrent prepayments be made of any other Class of Loans.

(b) Change in Control. Upon the occurrence of any Change in Control, unless the Required Lenders of the respective Class shall elect otherwise, the Borrowers shall prepay the Loans hereunder in full (and provide cover for LC Exposure as specified in Section 2.04(i)), and the Commitments hereunder of such Class shall be automatically terminated.

(c) Notification of Prepayments. The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Syndicated Eurodollar Borrowing or of a Competitive Borrowing, not later than

11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the Lenders holding Loans of such Class of the contents thereof. Each partial prepayment of any Borrowing under paragraph (a) of this Section 2.10 shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.

(d) Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees.

(a) Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Facility Fee Rate on the daily amount of the Revolving Credit Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which the Revolving Credit Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on each Quarterly Date and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes hereof, the “Facility Fee Rate” means, for any day, the rate per annum set forth below based upon the applicable Rating:

Rating	Facility Fee Rate
> A+ or A1	0.040%
A or A2	0.050%
A- or A3	0.060%
BBB+ or Baa1	0.070%
BBB or Baa2	0.100%
< BBB- or Baa3	0.150%

For the purposes of this Agreement, (i) any change in the Facility Fee Rate by reason of a change in the Moody’s Rating or the S&P Rating shall become effective on the date of announcement or publication by the respective rating agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed Rating, (ii) at any time at which the S&P Rating differs from the Moody’s Rating by more than one level, then the Facility Fee Rate shall be determined by reference to the level next below that of the higher of the two Ratings and (iii) at any time at which the S&P Rating differs from the Moody’s Rating by one level, then the Facility Fee Rate shall be determined by reference to the higher of the two Ratings.

If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Facility Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

(b) Letter of Credit Fees. The Borrowers agree to pay with respect to Letters of Credit outstanding hereunder the following fees:

(i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate (plus, if applicable, the Applicable Additional Margin) used in determining interest on Revolving Credit Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which there shall no longer be any Letters of Credit outstanding hereunder, and

(ii) to each Issuing Bank (x) a fronting fee, which shall accrue at the rate of 1/10 of 1% per annum on the average daily amount of the LC Exposure of such Issuing Bank (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of Section 2.04, and excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there shall no longer be any Letters of Credit of such Issuing Bank outstanding hereunder, and (y) such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Accrued participation fees and fronting fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit

Commitments terminate shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Agency Fees. The Borrowers agree to pay to the Administrative Agent, for their own respective accounts, fees payable in the amounts and at the times separately agreed in writing upon between the Borrowers and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

SECTION 2.12. Interest.

(a) Base Rate Borrowings. The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Revolving Loan, the Adjusted Base Rate plus the Applicable Rate plus for any Commitment Utilization Day, the Applicable Additional Margin; or (ii) in the case of a Term Loan, the Adjusted Base Rate plus the Applicable Rate.

(b) Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Revolving Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate plus for any Commitment Utilization Day, the Applicable Additional Margin; (ii) in the case of a Term Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (iii) in the case of a Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Fixed Rate Borrowings. Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above, (ii) in the case of any interest on any Loan, 2% plus the rate applicable to the Loan in respect of which such interest is payable and (iii) in the case of any fee or other amount that does not relate to a Loan of a particular type, at a rate per annum equal to 2% plus the Adjusted Base Rate.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan (or the repayment or prepayment in full of the Term Loans of any Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Syndicated Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest on Revolving Credit Loans shall be payable upon termination of the Revolving Credit Commitments.

(f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in the case of a Syndicated Eurodollar Borrowing) or the LIBO Rate (in the case of a Competitive Eurodollar Borrowing) for such Interest Period; or

(b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class (or, in the case of a Competitive Eurodollar Loan, any Lender that is required to make such Loan) that the Adjusted LIBO Rate (in the case of a Syndicated Eurodollar Borrowing) or the LIBO Rate (in the case of a Competitive Eurodollar Borrowing), as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans (or its Loan) of such Class included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or continuation of any Syndicated Borrowing as, a Syndicated Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Syndicated Eurodollar Borrowing, such Syndicated Borrowing shall be made as a Base Rate Borrowing and (iii) any request by the Borrowers for a Eurodollar Competitive Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrowers for Competitive Eurodollar Borrowings may be made to Lenders that are not affected thereby.

SECTION 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, or such Lender’s or Issuing Bank’s holding company, for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower Representative and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrowers shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan or (e) the assignment of any Syndicated Eurodollar Loan other than on the last day of the Interest Period applicable thereto or of any Competitive Loan as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate (in the case of a Syndicated Eurodollar Loan) or the LIBO Rate (in the case of a Competitive Eurodollar Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for U.S. dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any

Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes (except to the extent that, after request by the Borrower Representative, the respective Lender shall have failed to deliver the documents referred to in paragraph (e) of this Section 2.16); provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Other Taxes. In addition the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrowers making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Receipt for Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower Representative, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.

(a) Payments by Obligors. The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such of its offices in New York City as shall be notified to the relevant parties from time to time, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrowers shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) Application if Payments Insufficient. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a particular Class from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders, each payment of commitment fee under Section 2.11 hereof in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.03 hereof shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) Syndicated Eurodollar Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class (in the case of conversions and continuations of Syndicated Loans); (iii) each payment or prepayment by the Borrowers of principal of Syndicated Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by them; (iv) each payment by the Borrowers of interest on Syndicated Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Syndicated Loans then due and payable to the respective Lenders; and (v) each payment by the Borrowers of participation fees in respect of Letters of Credit shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the amount of participation fees then due and payable to the Revolving Credit Lenders.

(d) Sharing of Payments by Lenders. If, at any time after the occurrence and during the continuance of an Event of Default hereunder, any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including through voluntary prepayment by the Borrowers), obtain payment in respect of any principal of or interest on any of its Syndicated Loans (or participations in LC Disbursements) of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Syndicated Loans (and participations in LC Disbursements) of such Class and accrued interest thereon than the proportion of such amounts received by any other Lender of such Class or any other Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans (and participations in LC Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank entitled thereto (the “Applicable Recipient”) hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrowers have not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.04(e), 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or participations in LC Disbursements) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders — Increased Costs, Etc. If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent given by the Borrower Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, other than Competitive Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. No assignment pursuant to this Section 2.18(b) shall be deemed to impair any claim that the Borrowers may have against any Lender that defaults in its obligation to fund Loans hereunder.

(c) Replacement of Lenders — Amendments. If, in connection with a request by any Borrower to obtain the consent of the Lenders to a waiver, amendment or modification of any of the provisions of this Agreement that requires the consent of all of the Lenders under Section 9.02, one or more Lenders (the “Declining Lenders”) having Loans, LC Exposure and unused Commitments representing not more than 50% of the sum of the total Loans, LC Exposure and unused Commitments at such time have declined to agree to such request, then the Borrowers may, at their sole expense and effort, upon notice to such Lender(s) and the Administrative Agent given by the Borrower Representative, require all (but not less than all) of such Declining Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all their interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (any of which assignees may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) each such Declining Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under any other Loan Document, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) the Borrowers shall have paid to each of the Lenders compensation in an amount equivalent (taking into account the total Commitments, LC Exposure and Loans of such other Lenders) to any compensation required to induce the assignees to take such assignment from the Declining Lenders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its Subsidiaries, that:

SECTION 3.01. Organization; Powers. Sprint Nextel is duly organized, validly existing and in good standing under the laws of the State of Kansas. NCI and Sprint Capital are each duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization, except where the failure to be in good standing or to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Each Borrower has all requisite power and authority under its respective organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the corporate or other equivalent power of each Borrower and have been duly authorized by all necessary corporate and, if required, stockholder or other action on the part of such Borrower. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational documents of any Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrowers.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Statements. The Borrowers have heretofore delivered to the Lenders the following financial statements:

(i) the audited consolidated balance sheet and statements of operations, changes in stockholders’ equity and cash flows of Sprint Nextel and its Subsidiaries as of and for the fiscal years ended December 31, 2003 and December 31, 2004, reported on by KPMG LLP, independent public accounts; and

(ii) the unaudited interim consolidated balance sheet and statements of operations, changes in stockholders’ equity and cash flows of Sprint Nextel and its Subsidiaries as of and for the three, six- and nine-month periods ended March 31, 2005, June 30, 2005 and September 30, 2005, respectively, certified by a Financial Officer of Sprint Nextel, prepared on an actual basis; and

(iii) unaudited consolidated statements of operations of Sprint Nextel and its Subsidiaries as of and for the three-month periods ended March 31, 2005, June 30, 2005 and September 30, 2005 prepared on a pro forma basis as if the Merger had occurred on the first day of each such quarterly period.

Such financial statements present fairly, in all material respects, the actual and pro forma consolidated financial position and results of operations and cash flows of Sprint Nextel and its Subsidiaries as of such dates and for such periods in each case (other than with respect to such pro forma statements) in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of Sprint Nextel.

(b) No Material Adverse Change. Since December 31, 2004, there has been no material adverse change in the business, assets, operations or financial condition of Sprint Nextel and its Subsidiaries, taken as a whole.

(c) No Material Undisclosed Liabilities. None of the Borrowers has on the Effective Date any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at September 30, 2005 referred to above and the footnotes thereto.

SECTION 3.05. Properties.

(a) Title Generally. Each of the Borrowers has good title to, or valid leasehold interests in, all of its real and personal property, except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Intellectual Property. Each of the Borrowers and their respective Subsidiaries owns, or is licensed to use, all of its trademarks, tradenames, copyrights, patents and other intellectual property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Borrowers and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) Litigation Generally. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Borrowers, threatened against or affecting any of the Borrowers or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Borrower nor any of their respective Subsidiaries (i) has failed to comply with any Environmental Law or any obligation to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, or (iii) has received written, or to the knowledge of the Borrowers, oral notice of any claim with respect to any unsatisfied Environmental Liability or has received any ongoing inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrowers and their respective Subsidiaries is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Borrower nor any of their respective Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of the Borrowers and their respective Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown thereon to be due, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken together with any information contained in the public filings made by Sprint Nextel with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The effectiveness of this Agreement and of the obligations of the Lenders to make Loans, and of any Issuing Bank to issue Letters of Credit, hereunder is subject to the conditions precedent that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a) Counterparts of Agreement. The Administrative Agent (or Special Counsel) shall have received from each Borrower, from each Lender and from JPMorgan Chase Bank, N.A., as Administrative Agent, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to Borrowers. The Administrative Agent (or Special Counsel) shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day and Stinson Morrison Hecker LLP, each as counsel to the Borrowers, covering such matters relating to the Borrowers, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent shall request (and each Borrower hereby requests such counsel to deliver such opinions).

(c) Opinion of Special Counsel. The Administrative Agent shall have received a favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Special Counsel, substantially in the form of Exhibit B (and the Administrative Agent hereby requests Special Counsel to deliver such opinion).

(d) Corporate Matters. The Administrative Agent (or Special Counsel) shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of each Borrower and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) Financial Officer Certificate. The Administrative Agent (or Special Counsel) shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Sprint Nextel, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) Notes. The Administrative Agent (or Special Counsel) shall have received for each Lender that shall have requested a promissory note, a duly completed and executed promissory note for such Lender.

(g) Release by Issuing Banks. To the extent that any “Issuing Bank” under the Existing NCI Credit Agreement is not an Issuing Bank hereunder, such “Issuing Bank” shall have unconditionally released each “Revolving Credit Lender” under the Existing NCI Credit Agreement from any liability under such “Revolving Credit Lender’s” participation in respect of each “Letter of Credit” under the Existing NCI Credit Agreement, pursuant to an instrument in form satisfactory to the Administrative Agent.

(h) Evidence of Repayment of Loans under Existing NCI Credit Agreement. The Borrowers shall have repaid in full the principal of and interest on all of the “Loans” outstanding under the Existing NCI Credit Agreement and all other amounts owing thereunder and all commitments under the Existing NCI Credit Agreement shall have been terminated and all letters of credit issued and outstanding under the Existing NCI Credit Agreement shall have been continued hereunder.

(i) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans, and of the Issuing Banks to issue Letters of Credit, hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on January 17, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Borrower set forth in this Agreement (other than the representations and warranties set forth in Sections 3.04(b) and 3.06(a) as a result of events occurring after the Effective Date) shall be true and correct on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

(b) No Defaults. At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

Each Borrowing Request, Competitive Bid Request or request for issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by each Borrower (both as of the date of such Borrowing Request, or request for issuance, amendment, renewal or extension, and as of the date of the related Borrowing or issuance, amendment, renewal or extension) as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrowers covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent (which shall promptly furnish to the Lenders):

(a) within 75 days after the end of each fiscal year, the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of Sprint Nextel and its

Subsidiaries for such fiscal year, and the related audited consolidated balance sheet for Sprint Nextel and its Subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such audited consolidated financial statements present fairly in all material respects the financial condition and results of operations of Sprint Nextel and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of the first three fiscal quarters of each fiscal year in the case of all financial statements other than the pro forma financial statements referred to below (and, in the case of the pro forma financial statements referred to below, within 55 days after the end of the fiscal quarters ending March 31 and June 30, 2006 and within 90 days after the end of the fiscal quarter ending December 31, 2005):

(i) the unaudited interim consolidated statements of operations of Sprint Nextel and its Subsidiaries for such fiscal quarter (the “current fiscal quarter”) and for the then elapsed portion of the fiscal year (and, until there shall have elapsed four full fiscal quarters subsequent to the Merger, unaudited interim consolidated statements of operations of Sprint Nextel and its Subsidiaries prepared on a pro forma basis as if the Merger had occurred on the first day of the fiscal quarter commencing one year preceding the day following the last day of the current fiscal quarter),

(ii) the unaudited interim consolidated statements of changes in stockholders’ equity and cash flows of Sprint Nextel and its Subsidiaries for the then elapsed portion of the fiscal year, and

(iii) the unaudited interim consolidated balance sheet for Sprint Nextel and its Subsidiaries as at the end of such fiscal quarter,

setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Sprint Nextel as presenting fairly, in all material respects, the financial condition and results of operations of Sprint Nextel and its Subsidiaries on a consolidated basis in each case (other than with respect to such pro forma statements) in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of Sprint Nextel;

(c) except as provided in sub-clauses (i) and (ii) below, concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Sprint Nextel:

(i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto (provided that prior to the delivery of such financial statements for the fiscal quarter ending September 30, 2006, such certification shall not be required to be delivered until the delivery of the pro forma financial statements referred to in clause (b) above),

(ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01(e), 6.02(d) and 6.05 (provided that prior to the delivery of such financial statements for the fiscal quarter ending September 30, 2006, such calculations shall not be required to be delivered until the delivery of the pro forma financial statements referred to in clause (b) above) and

(iii) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the financial statements as at December 31, 2004 referred to in Section 3.04 and the date of the last certificate delivered pursuant to this clause (c) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, furnish all periodic and other reports, proxy statements and other materials filed by any Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission or distributed by such Borrower to the holders of its securities; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers or the Borrower Representative posts such documents, or provides a link thereto, on Sprint Nextel’s website; or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance (i) the Borrower Representative shall be required to provide paper copies of the certificates required by Section 5.01(c) to the Administrative

Agent and (ii) the Borrower Representative shall notify any Lender when documents required to be delivered pursuant to this Section 5.01 have been delivered electronically to the extent that such Lender has requested the Borrower Representative to be notified . Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent (which shall promptly notify the Lenders) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any of their Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers in an aggregate amount exceeding $200,000,000.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of Sprint Nextel setting forth a reasonable description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence. Each Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, sale or disposition of assets or other transactions permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. Each Borrower will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. Each Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition,

ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. Each Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. Each Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds.

(a) Loans. The proceeds of the Loans hereunder will be used (i) to refinance certain existing indebtedness of the Borrowers, including the indebtedness under the Existing NCI Credit Agreement, (ii) for general corporate purposes, including as a backstop for commercial paper obligations and for reimbursement obligations relating to existing letters of credit and (iii) to make investments, acquisitions and capital expenditures.

(b) Regulations U and X. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. The Borrowers will not permit any Subsidiary to create, incur, issue, assume or permit to exist any Indebtedness, except:

(a) Indebtedness hereunder;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 (and any extensions, renewals or refinancings thereof);

(c) Indebtedness of Sprint Capital and NCI;

(d) Indebtedness of a Spin-off Subsidiary incurred no more than 30 days prior to the Spin-Off; and

(e) other Indebtedness in an aggregate principal amount that, taken together with the aggregate amount of obligations secured by the Liens permitted under Section 6.02(d) at the time of incurrence thereof (or of any extension, renewal or refinancing thereof) and after giving effect thereto, does not exceed 15% of the stockholders’ equity of Sprint Nextel (determined on a consolidated basis in accordance with GAAP).

SECTION 6.02. Liens. The Borrowers will not, nor will they permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Permitted Encumbrances;

(b) Liens existing on the Effective Date and set forth in Schedule 6.02;

(c) Liens securing judgments for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under clause (k) of Article VII; and

(d) additional Liens (including any Liens arising in connection with Sale and Leaseback Transactions and Liens securing financings permitted by Section 6.01(e)) covering property of any Borrower or any of its Subsidiaries (or obligations under Hedging Agreements or any lease entered into pursuant to a Sale and Leaseback Transaction ) in an aggregate amount (and, for purposes hereof, the amount of the obligations under a lease entered into pursuant to a Sale and Leaseback Transaction shall be deemed to be the Attributable Indebtedness in respect of such Sale and Leaseback Transaction), at the time of incurrence thereof, that taken together with the Indebtedness incurred pursuant to Section 6.01(e), does not exceed 15% of the stockholders’ equity of Sprint Nextel (determined on a consolidated basis in accordance with GAAP).

SECTION 6.03. Fundamental Changes.

(a) Mergers and Consolidations. The Borrowers will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and:

(i) any Person may merge with or into any Borrower in a transaction in which (x) such Borrower is the surviving corporation or (y) the continuing or surviving entity shall have assumed all of the obligations of such Borrower hereunder pursuant to an instrument in form and substance satisfactory to the Administrative Agent and shall have delivered such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrowers pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have requested and the net worth (determined on a consolidated basis in accordance with GAAP) of the continuing or surviving entity immediately after giving effect thereto shall be greater than or equal to the net worth (so determined) of such Borrower immediately prior to giving effect thereto;

(ii) any Person may merge with or into any Subsidiary of a Borrower in a transaction in which the surviving entity is a Subsidiary of a Borrower, and

(iii) any Subsidiary of a Borrower (other than a Borrower) may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders.

(b) Disposition of Assets. The Borrowers and their Subsidiaries, when taken as a whole, will not, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their assets (in each case, whether now owned or hereafter acquired). It is understood that this Section 6.03(b) shall not prohibit the sale or disposition of the assets or stock of a Spin-Off Subsidiary in connection with the Spin-Off.

SECTION 6.04. Transactions with Affiliates. Except as expressly permitted by this Agreement, no Borrower will, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any cash or other property to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(i) at prices and on terms and conditions not less favorable to such Borrower or Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and

(ii) transactions between or among the Borrowers and their Subsidiaries not involving any other Affiliate.

SECTION 6.05. Financial Covenant. The Borrowers will not permit the Total Indebtedness Ratio to exceed 3.50 to 1 at any time.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with this Agreement or any of the other Loan Documents or any amendment or modification hereof or thereof (or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof) shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03 or Article VI (other than Section 6.04);

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article VII), and such failure shall continue unremedied for a period of thirty or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrowers;

(f) any Borrower (or any Subsidiary of any Borrower, other than an Excluded Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but without any further lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower (or any Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower (or any Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower (or any Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower (or any Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower (or any Significant Subsidiary) shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 shall be rendered against any one or more of the Borrowers (or any

Significant Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower (or any Significant Subsidiary) to enforce any such judgment; or

(l) an ERISA Event shall have occurred that could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

In addition to the foregoing, at any time after the occurrence and during the continuance of an Event of Default, the Issuing Bank(s) in respect of any Letter of Credit may at the request of the Required Lenders send a notice of termination to the beneficiary under such Letter of Credit to the extent permitted under the terms of such Letter of Credit.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

JPMorgan Chase Bank, N.A. shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though JPMorgan Chase Bank,

N.A. were not the Administrative Agent, and any bank serving in the capacity of Administrative Agent from time to time and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate of any thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its respective Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or, if provided herein, with the consent or at the request of the Required Lenders of a particular Class, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor Administrative Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Lead Arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any duties or responsibilities under this Agreement, except in their capacity, if any, as Lenders hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower Representative, to it at 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention Richard Lindahl, Vice President and Treasurer (Telecopy No. 703-433-4414), with a copy to it at 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: General Counsel (Telecopy No. 703-433-4037);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention: Gloria Javier (Telephone No. (713) 750-7919; Telecopy No. (713) 750-2378), with a copy to it at 270 Park Avenue, 4th Floor, New York 10017, Attention: Tracey Navin Ewing (Telephone No. 212-270-8916; Telecopy No. 212-270-5127)); and

(iii) if to any Lender (including any Lender in its capacity as an Issuing Bank hereunder), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Notification. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Modifications to Notice Provisions. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrowers and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the respective Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase any Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of reduction or expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv) change Section 2.17(c) or 2.17(d), without the written consent of each Lender affected thereby; or

(v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or Issuing Bank, as the case may be and (B) no consent, other than the Required Lenders of a Class (and of each affected Lender of such Class) shall be required to effect any of the changes referred to in clause (iii) above with respect to such Class.

In connection with any waiver, amendment or other modification to this Agreement, the Administrative Agent shall be permitted to establish a “record date” to determine which Lenders are to be entitled to participate in consenting to such waiver, amendment or modification (it being understood that Persons that become “Lenders” under this Agreement after such “record date” pursuant to an assignment in accordance with Section 9.04 shall not be entitled to participate in such consent), provided that in no event shall such “record date” be a date more than 10 days earlier than the date such waiver, amendment or modification is distributed to the Lenders for execution.

Anything in this Agreement to the contrary notwithstanding, (A) no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrowers to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class, unless the Required Lenders of the affected Class shall have concurred with such waiver or modification, and (B) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class disproportionately when compared to the Lenders of all other Classes shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, provided that nothing in this clause (B) shall override any provision in this Agreement or the other Loan Documents that expressly permits any action to be taken, or waiver to be given, by the Required Lenders.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders (or, as applicable, the Required Lenders of the relevant Class) consent to such waiver, amendment or modification as provided above.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers agree to pay, or reimburse the Administrative Agent for paying, (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein.

(b) Indemnification by Borrowers. The Borrowers agree to indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Borrowers fail to pay any amount required to be paid by them to any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Revolving Credit Lender severally agrees to pay to such Issuing Bank such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such. Nothing herein shall be deemed to limit the obligations of the Borrowers under paragraph (b) above to reimburse the Lenders for any payment made under this paragraph (c).

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Borrowers shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby including any Affiliate of the Issuing Bank that issues any Letter of Credit, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby including any Affiliate of any Issuing Bank that issues any Letter of Credit, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans, at the time held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender that is a bank or another financial institution, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Revolving Credit Lender’s obligations in respect of its LC Exposure.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class (including Loans of such Class), or Term Loans of any Class as to which there are no outstanding Commitments, the amount of the Commitment or Loans of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and treating related Approved Funds as one assignee for this purpose) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, except that this clause (B) shall not apply to rights in respect of outstanding Competitive Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

(c) Maintenance of Register by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements held by, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by said paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Borrowers, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other financial institutions (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans held by it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (e)(ii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(d) as though it were a Lender.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(g) No Assignments to Borrowers or Affiliates. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Disbursement held by it hereunder to the Borrowers or any of their Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, any assignment or participation pursuant to Section 9.04 (with respect to matters arising prior to such assignment or participation), the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each party hereto (other than any Lender that is an agency of a Governmental Authority) hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any pledgee referred to in Section 9.04(f) or any direct or indirect contractual counterparty in swap agreements (or to such pledgee or contractual counterparty’s professional advisor), so long as such pledgee or contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 9.12, (c) to the extent requested by any regulatory authority or self-regulatory body, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (g) subject to the execution and delivery of an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (h) with the consent of the Borrowers or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers. Unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower Representative of any request for disclosure of any Information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or (B) pursuant to legal process (including agency subpoenas) and, at the expense of the Borrowers, will cooperate with reasonable efforts by the Borrowers to seek a protective order or other assurances that confidential treatment will be accorded such Information.

For the purposes of this Section 9.12, “Information” means all information received from the Borrower Representative relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may be required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act. The U.S. Federal Tax Identification No. of Sprint Nextel is 48-0457967, of NCI is 20-2065860 and Sprint Capital is 48-1132866.

SECTION 9.14. Borrowers’ Obligations.

(a) Liability Joint and Several. Each Borrower (i) jointly and severally and irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the obligations hereunder, it being the intention of the parties hereto that all such obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them, and (ii) further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Borrowers will, jointly and severally, promptly pay the same, without any demand or notice whatsoever. All Borrowers acknowledge and agree that the delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for the purpose of binding them and their assets on a joint and several basis for the obligations hereunder.

(b) Obligations Independent. The joint and several obligations of each Borrower hereunder are of payment and not of collection and are independent of the obligations of any other Borrower, and a separate action or actions may be brought against each Borrower whether or not action is brought against any other Borrower. The Administrative Agent may enforce this Agreement and the other Loan Documents against any Borrower without first making demand upon or instituting collection proceedings against any other Borrower.

(c) Obligations Unconditional. The obligations of the Borrowers hereunder are absolute and unconditional, joint and several, and (in the case of any Borrower) irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any guarantee of or security for any of the obligations hereunder to the Lenders and the Administrative Agent, the release of any other Borrower, or the failure to perfect any lien or security interest granted to or in favor of the Administrative Agent or any Lender, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a Borrower, it being the intent of this Section that the obligations of the Borrowers hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Each Borrower hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any other Borrower or other Person under this Agreement or any other agreement or instrument referred to herein.

(d) Subrogation and Contribution. Without limiting the provisions of the next following paragraphs, each Borrower agrees not to seek payment directly or indirectly from another Borrower through a claim of indemnity, contribution, or otherwise with respect to the obligations hereunder, until the date (herein, the “Payment in Full Date”) upon which all obligations of the Borrowers to the Lenders and the Administrative Agent hereunder and under the other Loan Documents have been indefeasibly paid in full and the Revolving Credit Commitments have terminated.

The Borrowers hereby agree, as between themselves, that if any Borrower (herein an “Excess Funding Borrower”) shall make Excess Payments (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence), pay to such

Excess Funding Borrower an amount equal to such other Borrower’s Pro Rata Share (as defined below) of the Excess Payments (as defined below). The payment obligation of a Borrower to any Excess Funding Borrower under this Section shall be subordinate and subject in right of payment to the prior payment in full of all obligations of the Borrowers to the Lenders and the Administrative Agent hereunder and under the other Loan Documents, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until the Payment in Full Date.

For purposes of this Section, (i) “Excess Payments” means, in respect of a Borrower determined for the entire term of this Agreement, the aggregate amount of payments made by such Borrower in respect of the Loans and Letters of Credit (and interest and fees thereon) in excess of the aggregate amount of the proceeds of the Loans received by it and Letters of Credit opened for its benefit (and interest and fees thereon) and (ii) ”Pro Rata Share” means, for any Borrower, the ratio (expressed as a percentage), (x) the numerator of which is the aggregate amount determined for the entire term of this Agreement of the proceeds of the Loans received by it and Letters of Credit opened for its benefit (and interest and fees thereon) and (y) the denominator of which is the aggregate amount determined for the entire term of this Agreement of the proceeds of all Loans, and Letters of Credit opened for the benefit of all Borrowers (and interest and fees thereon).

In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower to make Excess Payments would otherwise, taking into account the preceding provisions of this paragraph (d), be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision hereof to the contrary, the amount of such liability in respect of such Excess Payments shall, without any further action by such Borrower, the Administrative Agent or any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPRINT NEXTEL CORPORATION

By:	/s/ Richard S. Lindahl
Name:	Richard S. Lindahl
Title:	Vice President & Treasurer

SPRINT CAPITAL CORPORATION

By:	/s/ Richard S. Lindahl
Name:	Richard S. Lindahl
Title:	Vice President & Treasurer

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Richard S. Lindahl
Name:	Richard S. Lindahl
Title:	Vice President & Treasurer

LENDERS

JPMORGAN CHASE BANK, N.A.; as Administrative Agent and Lender		CITIBANK, N.A.

By	/s/ Tracey Navin Ewing	By	/s/ Carolyn Kee
Name:	Tracey Navin Ewing	Name:	Carolyn Kee
Title:	Vice President	Title:	Vice President

BANK OF AMERICA, N.A.		THE BANK OF NEW YORK

By	/s/ Scott Conner	By	/s/ Cynthia L. Rogers
Name:	Scott Conner	Name:	Cynthia L. Rogers
Title:	Vice President	Title:	Managing Director

THE BANK OF NOVA SCOTIA		THE BANK OF TOKYO-MITSUBISHI, LTD. NEW YORK BRANCH

By	/s/ Jose Carlos	By	/s/ James A. Profesta
Name:	Jose B. Carlos	Name:	James A. Profesta
Title:	Authorized Signatory	Title:	Authorized Signatory

BARCLAYS BANK PLC		BEAR STEARNS CORPORATE LENDING INC.

By	/s/ Alison A. McGuigan	By	/s/ Victor Bulzacchelli
Name:	Alison A. McGuigan	Name:	Victor Bulzacchelli
Title:	Associate Director	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH		FIFTH THIRD BANK

By	/s/ Yvonne Preil	By	/s/ Brian J. Blomeke
Name:	Yvonne Preil	Name:	Brian J. Blomeke
Title:	Vice President	Title:	Assistant Vice President

By	/s/ David G. Dickinson, Jr.
Name:	David G. Dickinson, Jr.
Title:	Director

KEYBANK NATIONAL ASSOCIATION		LEHMAN BROTHERS BANK, FSB

By	/s/ Daniel DiMarco	By	/s/ Gary T. Taylor
Name:	Daniel DiMarco	Name:	Gary T. Taylor
Title:	Assistant Vice President	Title:	Senior Vice President

MIZUHO CORPORATE BANK, LTD.		THE NORTHERN TRUST COMPANY

By	/s/ Raymond Ventura	By	/s/ Preeti Sullivan
Name:	Raymond Ventura	Name:	Preeti Sullivan
Title:	Deputy General Manager	Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC		SOCIÉTÉ GÉNÉRALE

By	/s/ Andrew Wynn	By	/s/ Elaine Khalil
Name:	Andrew Wynn	Name:	Elaine Khalil
Title:	Managing Director	Title:	Director

SUMITOMO MITSUI BANKING CORPORATION		UMB BANK, N.A.

By	/s/ Yoshihiro Hyakutome	By	/s/ David A. Proffitt
Name:	Yoshihiro Hyakutome	Name:	David A. Proffitt
Title:	Joint General Manager	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION		WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ John T. Pearson	By	/s/ Scott Suddreth
Name:	John T. Pearson	Name:	Scott Suddreth
Title:	Vice President	Title:	Vice President

WELLS FARGO BANK, N.A.		GOLDMAN SACHS CREDIT PARTNERS, L.P.

By	/s/ Thiplada Siddiqui	By	/s/ William Archer
Name:	Thiplada Siddiqui	Name:	William Archer
Title:	Vice President	Title:	Managing Director

By	/s/ Peter Martinets
Name:	Peter Martinets
Title:	Vice President